Exhibit 10.1
SECOND LIEN DELAYED DRAW PROMISSORY NOTE

US $15,000,000	October 15, 2020
FOR VALUE RECEIVED, Basic Energy Services, Inc., a Delaware corporation (the “Obligor”), hereby unconditionally promises to pay to Ascribe III Investments LLC, a Delaware limited liability company (the “Payee”), the principal amount set forth in Section 3 hereto, together with interest thereon as provided in Section 2 hereof, on the Maturity Date (as defined below), on the terms and subject to the conditions provided herein.
1.Definitions. In this Note, the following terms shall have the following meanings:
“ABL Agent” has the meaning assigned to such term in the definition of “ABL Credit Agreement”.
“ABL Amendment” has the meaning assigned to such term in Section 5.
“ABL Credit Agreement” means that certain Credit Agreement dated as of October 2, 2018, by and among the Obligor, as borrower, the lenders party thereto and Bank of America, N.A., as administrative agent (the “ABL Agent”), as amended by that certain Limited Consent and First Amendment to ABL Credit Agreement dated as of March 9, 2020, as further amended by that certain Second Amendment to ABL Credit Agreement dated as of June 15, 2020, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“ABL Security Agreement” means that certain Security Agreement dated as of October 2, 2018, by and among the Obligor, the other grantors party thereto and the ABL Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Additional Advance” has the meaning assigned to such term in Section 3.
“Availability Period” means the period from and including November 30, 2020 to the earliest of (a) the Maturity Date, (b) the termination of the Commitments pursuant to Section 4 and the (c) termination of the Commitments pursuant to Section 12(b).
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §101, et seq.).
“Bridge Note” means that certain Senior Secured Promissory Note dated as of March 9, 2020 executed by the Obligor and guaranteed by the Guarantors in favor of Ascribe III Investments LLC, a Delaware limited liability company.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City (New York) are authorized or required by law to close.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Payee; but, for the avoidance of doubt, Collateral shall not include any equity interest in the Loan Parties or any of their Subsidiaries.
“Collateral Documents” means, collectively, the Security Agreement, the Security Agreement Supplements, security agreements, pledge agreements, and other similar agreements delivered to the Payee pursuant to Section 5 and Section 10, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Payee.
“Commitments” mean the obligations to make Loans to Obligor pursuant to Section 3, as such amount may be adjusted from time to time in accordance with this Note, including subject to the reduction provisions in Section 4. The aggregate amount of the Payee’s Commitments on the Effective Date is $15,000,000.
“Default” shall mean any event, act or condition that constitutes an Event of Default or that with notice or lapse of time, or both, would constitute an Event of Default.
“Dollars” and “$” means the lawful currency of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States of America.
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied.

Exhibit 10.1
“Guarantied Obligations” means all of the obligations under this Note now or hereafter existing, whether for principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), fees, the Payee’s expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), or otherwise, and any and all documented out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Payee in enforcing any rights under the guaranty set forth herein. Without limiting the generality of the foregoing, Guarantied Obligations shall include all amounts that constitute part of the Guarantied Obligations and would be owed by the Obligor to the Payee but for the fact that they are unenforceable or not allowable, including due to the existence of a bankruptcy, reorganization, other Insolvency Proceeding or similar proceeding involving the Obligor or any Guarantor.
“Guarantors” means, collectively, the Domestic Subsidiaries of the Obligor listed on Schedule 1(a) hereto and each other Domestic Subsidiary of the Obligor that shall be required to execute and deliver a guaranty or a guaranty supplement pursuant to Section 9(b).
“Indenture” means that certain Indenture dated as of October 2, 2018 with respect to 10.75% Senior Secured Notes among Obligor and UMB Bank, N.A., as trustee and collateral agent, as amended or supplemented from time to time.
“Initial Advance” has the meaning assigned to such term in Section 3.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions, generally with creditors, or proceedings seeking reorganizations, arrangement, or other similar relief.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by Payee to the Obligor under Section 3.
“Loan Documents” means, collectively, this Note and the Collateral Documents.
“Loan Parties” means, collectively, the Obligor and each Guarantor.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Obligor or the Obligor and its Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of the Payee under any Loan Document, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Maturity Date” means January 2, 2024; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day; provided, further, that if an Acceptable Senior Notes Refinancing (as defined in the ABL Credit Agreement) has not been completed by July 3, 2023, then the “Maturity Date” shall be October 3, 2023.
“Note” means this Second Lien Delayed Draw Promissory Note, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Security Agreement” means that certain Security Agreement dated as of the Effective Date, by and among the Obligor, the other grantors party thereto and the Payee, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Security Agreement Supplement” means the form of supplement attached to the Security Agreement as Annex I.
“Solvent” means, with respect to any Person on any date of determination, after taking into account all other payments made by, and indemnification payments from, and reimbursement and contribution obligations of, any other Persons with respect thereto, that on such date (a) the fair value of the property of such Person is

Exhibit 10.1
greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay the debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Obligor.
“UCC” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to the Payee’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.
2.Interest. Each Loan shall bear interest on the outstanding principal amount thereof from the date such Loan is made hereunder at a rate per annum equal to 9.75%. Interest payable pursuant hereto shall be calculated monthly at the end of each fiscal month on the basis of a 365/366-day year for the actual days elapsed. Accrued and unpaid interest on each Loan shall be due and payable in cash in arrears on the first day of each April, July, October and January, on the Maturity Date, when the unpaid principal amount hereof is declared due and payable, and at such other times as may be specified herein. Upon the occurrence and during the continuance of an Event of Default (as defined below), any overdue principal amount of this Note and, to the extent permitted by applicable law, interest payments or fees or other amounts due and owing hereunder, shall thereafter bear interest (including post-petition interest in any Insolvency Proceeding, whether or not allowed in such Insolvency Proceeding) payable on demand at a rate that is two percent (2.0%) per annum in excess of the Rate otherwise applicable thereto pursuant to the first sentence of this Section 2 (the “Default Rate”). Notwithstanding any provision herein to the contrary, no interest shall accrue under this Note at a rate in excess of the highest applicable rate permitted by law.
3.Loans. On the terms and subject to the conditions contained in this Note, the Payee agrees to make (a) an initial Loan to the Obligor on the date hereof in the aggregate principal amount equal to $7,500,000 (the “Initial Advance”) and (b) additional Loans (each an “Additional Advance”) to the Obligor on any Business Day during the Availability Period in an aggregate principal amount which, after giving effect thereto, does not cause the aggregate amount of Loans outstanding hereunder to exceed the Payee’s Commitments. Any Additional Advance shall be made available to the Obligor upon at least three (3) Business Days advance written notice to the Payee, which notice shall specify the amount to be borrowed and identify the proposed date of borrowing. Each Additional Advance shall be in an aggregate amount not less than $1,000,000 or an integral multiple thereof (or the remaining amount of the Commitments).
4.Reduction of Commitments.
a.Dispositions. In the event that any Loan Party shall sell, transfer, license, lease or otherwise dispose of (such transaction, a “Disposition”) equipment or real property (other than (i) a Disposition to another Loan Party or (ii) a Disposition of equipment or real property in the ordinary course of business) the proceeds of which are not applied to the repayment of indebtedness evidenced by the Bridge Note, then, upon the consummation of such Disposition, the Commitments outstanding at such time shall be automatically reduced on a dollar-for-dollar basis by the amount of net cash proceeds received by such Loan Party in respect such Disposition.

Exhibit 10.1
b.Incurrence of Indebtedness. Upon the issuance or incurrence of indebtedness for borrowed money (other than (i) indebtedness constituting Obligations under the ABL Credit Agreement as in effect on the date hereof, (ii) indebtedness owed to another Loan Party or Payee or an affiliate thereof or (iii) indebtedness in respect of capitalized leases or purchase money obligations), then, the Commitments outstanding at such time shall be automatically reduced on a dollar-for-dollar basis by the aggregate principal amount of such indebtedness for borrowed money on the date of such issuance or incurrence.
5.Conditions to Closing and Loans.
a.Conditions to Initial Advance. The obligation of the Payee to make the Initial Advance hereunder is subject to the satisfaction of the following conditions precedent (the date upon which the Payee is in receipt of each of the following items, each in form and substance reasonably satisfactory to the Payee, the “Effective Date”):
i.Loan Documents. The Payee shall have received this Note and the Security Agreement, in each case, duly executed and delivered by the Obligor and the Guarantors.
ii.Fees and Expenses. The Obligor shall have paid (A) a commitment fee in cash in an amount equal to $140,625, which may be netted from the proceeds of the Initial Advance and (B) all reasonable and documented out-of-pocket expenses of the Payee (including, without limitation, the reasonable and documented fees and expenses of Fried, Frank, Harris, Shriver & Jacobson LLP).
iii.No Default and Representations and Warranties. Both before and after giving effect to the Initial Advance, (A) no Default or Event of Default shall have occurred and be continuing, and (B) each of the representations and warranties made by the Obligor herein shall be true and correct in all material respects (to the extent not otherwise qualified by materiality) on and as of such date.
iv.Drawdown Notice. The Payee shall have received a request for the Initial Advance duly executed by an officer of the Obligor with disbursement instructions attached thereto.
v.Financing Statements. The Payee shall have received copies of proper financing statements, filed or duly prepared for filing under the UCC in all jurisdictions that the Payee may deem reasonably necessary in order to perfect and protect the Liens on assets of each of the Obligor and the Guarantors created under the Security Agreement, covering the Collateral described herein and in any Collateral Document.
vi.Secretary’s Certificate. The Payee shall have received a certificate of each of the Obligor and the Guarantors certifying that there has been no change to any of the Obligor’s or Guarantors’ (A) certificate or articles of incorporation, formation or organization or (B) bylaws or operating agreements (or equivalent or comparable constitutive documents) (collectively, “Organization Documents”) since the closing of the ABL Credit Agreement and the Indenture (or otherwise attaching such changed Organization Documents).
vii.Written Consents. The Payee shall have received true, complete and correct copies of the resolutions or written consents authorizing the borrowing by the Obligor of the Initial Advance, including evidence of authorization therefor by the Special Committee of the Board of Directors of the Obligor, and the guarantees of the Guarantied Obligations provided by the Guarantors and the other transactions contemplated hereunder.
viii.Good Standing Certificates. The Payee shall have received good standing certificates of each of the Obligor and the Guarantors, issued by the Secretary of State or other appropriate official of the jurisdiction of incorporation, organization or formation of the Obligor and such Guarantors.
ix.Closing Certificate. The Payee shall have received a certificate executed by an officer of the Obligor certifying that the conditions specified in Section 5(a)(iii) have been satisfied.
x.ABL Amendment. The Obligor shall have entered into an amendment to the ABL Credit Agreement (the “ABL Amendment”) on terms and conditions satisfactory to the Payee.

Exhibit 10.1
b.Conditions to each Additional Advance.
i.Fees and Expenses. The Obligor shall have paid (A) solely in connection with the initial Additional Advance made after the Effective Date, a commitment fee in cash in an amount equal to $46,875, which may be netted from the proceeds of such Additional Advance and (B) all reasonable and documented out-of-pocket expenses of the Payee (including, without limitation, the reasonable and documented fees and expenses of Fried, Frank, Harris, Shriver & Jacobson LLP).
ii.No Default and Representations and Warranties. Both before and after giving effect to the Additional Advance, (A) no Default or Event of Default shall have occurred and be continuing, and (B) each of the representations and warranties made by the Obligor herein shall be true and correct in all material respects (to the extent not otherwise qualified by materiality) on and as of such date.
iii.Drawdown Notice. The Payee shall have received a request for the Additional Advance duly executed by an officer of the Obligor with disbursement instructions attached thereto.
iv.Written Consent: The Payee shall have received a true, complete and correct copy of the resolutions or written consent of the Special Committee of the Board of Directors of the Obligor, authorizing the borrowing by the Obligor of the Additional Advance.
6.Representations and Warranties. To induce the Payee to make the Loans, the Obligor hereby represents and warrants to the Payee that:
a.Status. Each of the Obligor and the Guarantors (a) is a duly organized or formed and validly existing corporation or other registered entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it does business or owns assets, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
b.Power and Authority; Enforceability. Each of the Obligor and the Guarantors has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Note and each other Loan Document to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Note and each other Loan Document. Each of the Obligor and the Guarantors has duly executed and delivered this Note and each other Loan Document to which it is a party and this Note constitutes, and each other Loan Document to which it is a party, constitutes the legal, valid and binding obligation of each of the Obligor and the Guarantors enforceable against the Obligor and each such Guarantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
c.No Violation. None of the execution, delivery and performance by the Obligor and the Guarantors of this Note and each other Loan Document to which it is a party and compliance with the terms and provisions thereof or the consummation of the other transactions contemplated hereby or thereby on the relevant dates therefor will (i) contravene any applicable provision of any material applicable law of any governmental authority, (ii) violate any provision of the organization documents of the Obligor or any Guarantor or (iii) conflict with the Indenture or, subject to the ABL Amendment, the ABL Credit Agreement.
d.Pari Passu Indebtedness. Obligations under this Note constitute senior indebtedness of the Obligor and rank pari passu in right of payment with all indebtedness of the Obligor under the Indenture and the ABL Credit Agreement; provided, that the Liens on and security interest in the Collateral granted to Payee under and pursuant to the terms of the Security Agreement are junior in priority to the Liens securing the Obligations (under and as defined by the ABL Credit Agreement).

Exhibit 10.1
e.Use of Proceeds. The proceeds of the Loans shall be used for general corporate purpose and working capital purposes, including payment of any fees and expenses incurred in connection herewith.
f.Solvency. As of the date hereof, the Obligor and its Subsidiaries, on a consolidated basis, are Solvent.
7.Payment. The full outstanding principal amount of this Note, together with all accrued and unpaid interest hereunder, shall become due and payable on the Maturity Date. All monies due hereunder shall be paid in Dollars. If any payment on this Note shall be due on a day which is not a Business Day, it shall be payable on the next succeeding Business Day. Upon final payment of the full outstanding principal amount of this Note, together with all accrued and unpaid interest hereunder this Note shall be surrendered to the Obligor for cancellation. Amounts borrowed and repaid hereunder may not be reborrowed. All payments hereunder shall be applied to accrued and unpaid interest and to outstanding principal in such order as determined by the Payee in its sole discretion.
8.Prepayment. The Obligor may, at its option, prepay this Note, in whole or in part, at any time or from time to time without penalty or premium and such prepayment shall be accompanied by payment of accrued and unpaid interest through the date of prepayment; provided, that any prepayment (other than a repayment or prepayment made with the proceeds of the Second Lien Refinancing Debt (as defined by the ABL Credit Agreement)) shall be subject to the applicable Payment Conditions under and as defined in the ABL Credit Agreement, as in effect on the date hereof.
9.Guarantee.
a.In recognition of the direct and indirect benefits to be received by the Guarantors from the proceeds of this Note and by virtue of the financial accommodations to be made to the Obligor, each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety the full and prompt payment when due, whether upon maturity, acceleration, or otherwise, of all of the Guarantied Obligations. If any or all of the Guarantied Obligations becomes due and payable, each of the Guarantors, unconditionally and irrevocably, and without the need for demand, protest, or any other notice or formality, promises to pay such indebtedness to the Payee, together with any and all expenses (including the Payee’s expenses) that may be incurred by the Payee in demanding, enforcing, or collecting any of the Guarantied Obligations (including the enforcement of any collateral for such Guarantied Obligations or any collateral for the obligations of the Guarantors under the guaranty in this Note). If claim is ever made upon the Payee for repayment or recovery of any amount or amounts received in payment of or on account of any or all of the Guarantied Obligations and the Payee repays all or part of said amount by reason of (i) any judgment, decree, or order of any court or administrative body having jurisdiction over the Payee or any of its property, or (ii) any settlement or compromise of any such claim effected by the Payee with any such claimant (including the Obligor or any Guarantor), then and in each such event, each of the Guarantors agrees that any such judgment, decree, order, settlement, or compromise shall be binding upon the Guarantors, notwithstanding any revocation (or purported revocation) of this Guaranty or other instrument evidencing any liability of the Obligor or any Guarantor, and the Guarantors shall be and remain liable to the Payee hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Payee. The liability of each of the Guarantors hereunder is primary, absolute, and unconditional, and is independent of any security for or other guaranty of the Guarantied Obligations, whether executed by any other Guarantor or by any other person, and the liability of each of the Guarantors hereunder shall not be affected or impaired by, in each case, to the fullest extent permitted by applicable law, (i) any payment on, or in reduction of, any such other guaranty or undertaking, (ii) any dissolution, termination, or increase, decrease, or change in personnel by the Obligor or any Guarantor, (iii) any payment made to the Payee on account of the obligations which the Payee repays to the Obligor or any Guarantor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding (or any settlement or compromise of any claim made in such a proceeding relating to such payment), and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (iv) any action or inaction by the Payee, or (v) any invalidity, irregularity, avoidability, or unenforceability of all or any part of the obligations or of any security therefor. The guaranty by each of the Guarantors hereunder is a guaranty of payment and not of collection. The obligations of each of the Guarantors hereunder are independent of the obligations of any other

Exhibit 10.1
Guarantor or any other person and a separate action or actions may be brought and prosecuted against one or more of the Guarantors whether or not action is brought against any other Guarantor or any other person and whether or not any other Guarantor or any other person be joined in any such action or actions. Each Guarantor hereby confirms that it is the intention of all parties hereto that the guaranty contained herein not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law to the extent applicable to this guaranty and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the parties hereto hereby irrevocably agree that the obligations of each Guarantor hereunder at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor hereunder not constituting a fraudulent transfer or conveyance.
b.Each Domestic Subsidiary of the Obligor that shall be required to execute and deliver a guaranty or guaranty supplement under and pursuant to the terms of the ABL Credit Agreement shall grant a guarantee of all the Guarantied Obligations by executing and delivering a guaranty supplement here under, in each case, in form and substance reasonably satisfactory to the Payee.
10.Security.
a.Security for this Note. The security interest created by the Security Agreement secures the payment and performance of this Note. Without limiting the generality of the foregoing, the Security Agreement secures the payment of all amounts which constitute part of the obligations owed under this Note and would be owed by the Obligor to the Payee but for the fact that they are unenforceable or not allowable (in whole or in par) as a claim in an Insolvency Proceeding involving the Obligor due to the existence of such Insolvency Proceeding.
b.Maintenance of Insurance.
i.The Obligor and the Guarantors will maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, with insurers, in such amounts, and with such coverages and deductibles as are at the time of placing such insurance customary for companies similarly situated and which are available at commercially reasonable rates. From time to time upon request, the Obligor shall deliver to the Payee the originals or certified copies of its insurance policies.
ii.In addition to the insurance required under clause (i) with respect to Collateral, maintain insurance with insurers, with respect to the properties and business of the Obligor and the Guarantors, of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are at the time of placing such insurance customary for companies similarly situated and which are available at commercially reasonable rates.
c.Administration of Deposit Accounts. Schedule 10(c) hereto sets forth, as of the Effective Date, all deposit accounts maintained by the Loan Parties. The Borrower shall promptly notify the Payee of any opening or closing of a deposit account by any Loan Party and, with the consent of Payee, will amend Schedule 10(c) hereto to reflect the same.
11.Covenants.
a.Taxes. The Obligor and each Guarantor shall make all payments, whether on account of principal, interest, fees or otherwise, free of and without deduction or withholding for any present or future taxes, duties or other charges (“Taxes”). If the Obligor or a Guarantor is compelled by law to deduct or withhold any Taxes it shall promptly pay to the Payee such additional amount as is necessary to ensure that the net amount received by the Payee is equal to the amount payable by the Obligor or such Guarantor had there been no deduction or withholding
b.Corporate Existence. The Obligor shall do or cause to be done all things necessary to preserve and keep in full force and effect its and its Subsidiaries’ existence, good standing, rights (charter and statutory), licenses and franchises; provided, however, that the Obligor shall not be required to preserve any such Subsidiaries’ right, license or franchise if it shall determine that the

Exhibit 10.1
preservation thereof is no longer desirable in the conduct of the business of the Obligor and its Subsidiaries, taken as a whole.
c.Books and Records. The Obligor shall, and shall cause each Subsidiary to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Obligor or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any governmental authority having regulatory jurisdiction over the Obligor or such Subsidiary, as the case may be.
d.Accounting Changes. The Obligor shall not, nor shall it permit any Subsidiary to, make any change in (a) its accounting policies or reporting practices, except as required by GAAP, or (b) its fiscal year.
12.Events of Default.
i.The occurrence of any one or more of the following events shall constitute an Event of Default (an “Event of Default”) under this Note: (i) the failure to pay principal of this Note when due on the Maturity Date or failure to pay interest payable hereunder within (five) 5 Business Days after the same becomes due; provided, that, notwithstanding anything to the contrary contained herein, to the extent the Obligor is not permitted to make a payment under this Note under the terms of the ABL Credit Agreement, failure to make such payment shall not result in an Event of Default hereunder so long as the Obligor makes such payment once permitted under the ABL Credit Agreement; (ii) any representation or warranty made by the Obligor herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall prove to not have been accurate in all material respects on or as of the date made or deemed made or furnished; (iii) the Obligor or any of its subsidiaries shall: (A) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the assets or other property of any such person, or make a general assignment for the benefit of creditors; (B) in the absence of such application, consent or acquiesce to or permit or suffer to exist, the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days; provided that the Obligor hereby expressly authorizes the Payee to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend their rights under this Note; or (C) permit or suffer to exist the commencement of any Insolvency Proceeding relating to the Obligor or any of its subsidiaries, or its or their debts or assets, whether voluntary or involuntary, or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by such person, such case or proceeding shall be consented to or acquiesced in by such person, or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; provided the Obligor hereby expressly authorizes the Payee to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend their rights under this Note; (iv) any failure by the Obligor to perform, or comply with, any material term or condition contained in this Note, and any written repudiation or assertion of the invalidity of the Liens or guarantee granted herein or in any other Loan Document; (v) a default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, the indebtedness incurred under the Indenture, the Bridge Note or any other indebtedness or guarantee of the Loan Parties having an aggregate principal amount of more than $15,000,000 (other than indebtedness incurred under the ABL Credit Agreement), or a default shall occur in the performance or observance of any obligation or condition with respect to any such indebtedness if the effect of such default is to accelerate, or permit the holders of such indebtedness to accelerate, the maturity of such indebtedness to cause or declare such indebtedness to become immediately due and payable; (vi) a default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, the indebtedness incurred under the ABL Credit Agreement, or a default shall occur in the performance or observance of any obligation or condition with respect to any such indebtedness if the effect of such default is to accelerate the maturity of such indebtedness to cause or declare such indebtedness to become immediately due and payable; and (vi) any Change of Control (as

Exhibit 10.1
defined in the Indenture) shall have occurred whereupon Holders (as defined in the Indenture) shall have exercised their right to require the Obligor to make a Change of Control Offer pursuant to Section 3.9 of the Indenture.
ii.The Obligor hereby agrees that upon an Event of Default under this Note, the Payee may, upon written notice by the Payee to the Obligor, declare the Commitments to be terminated and declare the unpaid principal balance of and accrued but unpaid interest on this Note to be immediately due and payable; provided, however, that upon the occurrence of an Event of Default described in Section 12(a)(iii) above the Commitments shall be terminated and the unpaid balance and accrued but unpaid interest shall become due and payable without notice or demand. The Payee shall have all other rights and remedies available at law or in equity, under the UCC or pursuant to this Note.
13.Assignment. Without the prior written consent of the Obligor, the Payee shall not have the right at any time to sell, assign, transfer, negotiate or pledge, all or any part of its interest in this Note (and any attempted assignment or transfer by the Payee without such consent shall be null and void). The Obligor’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Obligor without the prior written consent of the Payee (and any attempted assignment or transfer by the Obligor without such consent shall be null and void). This Note may be transferred only upon surrender of the original Note to the Obligor for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Obligor, and, thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. It is the intention that this Note be treated as a registered obligation and in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.
14.No Waiver by Payee. No delay or omission by the Payee or any other holder hereof to exercise any power, right or remedy accruing to the Payee or any other holder hereof shall impair any such power, right or remedy or shall be construed to be a waiver of the right to exercise any such power, right or remedy. Payee’s right to accelerate this Note for any late payment or the Obligor’s failure to timely fulfill its other obligations hereunder shall not be waived or deemed waived by the Payee by Payee’s having accepted a late payment or late payments in the past or the Payee otherwise not accelerating this Note or exercising other remedies for the Obligor’s failure to timely perform its obligations hereunder. The Payee shall not be obligated or be deemed obligated to notify the Obligor that it is requiring the Obligor to strictly comply with the terms and provisions of this Note before accelerating this Note and exercising its other remedies hereunder because of the Obligor’s failure to timely perform its obligations under this Note.
15.Obligor Waiver; Indemnity; Expense Reimbursement.
a.The Obligor hereby forever waives (i) presentment, presentment for payment, demand, notices of nonperformance, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, (ii) any requirement of diligence or promptness on the part of the Payee in the enforcement of its rights under the provisions of this Note or any other Loan Document and (iii) any and all notices of every kind and description which may be required to be given by any statute or rule of law.
b.The Obligor will indemnify the Payee and the directors, officers, employees, advisors and agents thereof and each Person, if any, who controls the Payee (any of the foregoing, an “Indemnified Person”) and hold each Indemnified Person harmless from and against any and all claims, damages, liabilities and expenses (including, without limitation, all reasonable and documented out-of-pocket fees and disbursements of a single firm of counsel to all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel in each appropriate specialty which an Indemnified Person may incur or which may be asserted against it in connection with any claim, litigation, investigation or proceeding (whether or not such Indemnified Person is a party to such litigation or investigation)) involving this Note and the other Loan Documents, the use of any proceeds of the Loans by the Obligor or any Subsidiary or any officer, director or employee thereof (all such claims, damages, liabilities and expenses, “Indemnified Liabilities”), provided that the Obligor shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent such Indemnified Liabilities resulted from the gross negligence, bad faith or willful misconduct of such

Exhibit 10.1
Indemnified Person, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. No Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with this Agreement. The agreements in this Section 15(b) shall survive repayment of the Loans and all other amounts payable hereunder.
c.The Obligor shall pay (a) all reasonable out of pocket fees and expenses incurred by the Payee (including, but not limited to, (i) the reasonable fees, disbursements and other charges of one primary counsel for the Payee and, to the extent necessary, of one special counsel retained by the Payee in each relevant specialty and of one local counsel retained by the Payee in each relevant jurisdiction and (ii) due diligence expenses) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Note, any amendments, modifications or waivers of the provisions hereof or thereof and any other Loan Document (whether or not the transactions contemplated hereby or thereby shall be consummated) and (b) all out of pocket expenses incurred by the Payee (including the fees, charges and disbursements of any counsel for the Payee) in connection with the enforcement or protection of its rights in connection with this Note and the other Loan Documents, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Note.
16.Section Headings. Section headings appearing in this Note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Note.
17.GOVERNING LAW. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
18.VENUE. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE OBLIGOR OR THE PAYEE ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE OBLIGOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESS PROVIDED NEXT TO ITS NAME ON SCHEDULE 1(a); (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE OBLIGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE PAYEE RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE OBLIGOR IN THE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT THAT THE COURTS SPECIFIED ABOVE DO NOT HAVE SUBJECT MATTER JURISDICTION.
19.WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS NOTE, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY

Exhibit 10.1
REFERRING TO THIS SECTION 19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
20.Successors and Assigns. This Note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and permitted assigns of the Obligor and the Payee.
21.Records of Payments. The records of the Payee shall be prima facie evidence of the amounts owing on this Note.
22.Amendments and Waivers. No term of this Note or any other Loan Document may be waived, modified or amended except by an instrument in writing signed by all parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.
23.Severability. In the event any one or more of the provisions contained in this Note should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. Each waiver in this Note is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against the Payee for having bargained for and obtained it.
24.Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering it against receipt for it, by depositing it with an overnight delivery service or by depositing it in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, addressed to the respective parties pursuant to the notice information on the signature pages hereto. All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address. The Obligor’s address for notices may be changed at any time and from time to time, but only after five (5) calendar days advance written notice to the Payee and shall be the most recent such address furnished in writing by the Obligor to the Payee. The Payee’s address for notices may be changed at any time and from time to time, but only after five (5) calendar days advance written notice to the Obligor and shall be the most recent such address furnished in writing by the Payee to the Obligor. Actual notice, however and from whomever given or received, shall always be effective when received.
25.ENTIRE AGREEMENT. THIS NOTE TOGETHER WITH EACH OTHER LOAN DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PAYEE, THE OBLIGOR, AND THE GUARANTORS WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR CONFLICTING OR INCONSISTENT AGREEMENTS, CONSENTS AND UNDERSTANDINGS RELATING TO SUCH SUBJECT MATTER. EACH OF THE OBLIGOR AND THE GUARANTORS ACKNOWLEDGES AND AGREES THAT THERE IS NO ORAL AGREEMENT BETWEEN THE OBLIGOR, THE GUARANTORS AND THE PAYEE WHICH HAS NOT BEEN INCORPORATED IN THIS NOTE OR A LOAN DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH.

[SIGNATURES FOLLOW]

Exhibit 10.1
IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first written above.

OBLIGOR:

BASIC ENERGY SERVICES, INC.

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Office

Notice Information:

801 Cherry Street, Suite 2100
Fort Worth, TX 76102

GUARANTORS

BASIC ENERGY SERVICES GP, LLC
BASIC ENERGY SERVICES LP, LLC
BASIC ESA, INC.
SCH Disposal, L.L.C.
TAYLOR INDUSTRIES, LLC
AGUA LIBRE HOLDCO LLC
AGUA LIBRE ASSET CO LLC
AGUA LIBRE MIDSTREAM LLC
C&J WELL SERVICES, INC.
INDIGO INJECTION #3, LLC
KVS TRANSPORTATION, INC.

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Office

BASIC ENERGY SERVICES, L.P.

By:	Basic Energy Services GP, LLC,
Its General Partner

By:	/s/ Keith L. Schilling
Name:	Keith L. Schilling
Title:	President and Chief Executive Office

Exhibit 10.1

Acknowledged and Agreed By:

ASCRIBE III INVESTMENTS LLC

By:	/s/ Lawrence First
Name:	Lawrence First
Title:	Managing Director

Notice Information:

Ascribe III Investments LLC
299 Park Avenue, 34th Floor
New York, NY 10171
Attention: Lawrence First
Email: lfirst@ascribecapital.com

with a copy to (which shall not constitute notice)

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Caroline Sandberg
Email: caroline.sandberg@friedfrank.com

Exhibit 10.1
Schedule 1(a)
Guarantors

Agua Libre Holdco LLC	801 Cherry Street, Suite 2100, Fort Worth, TX 76102
Agua Libre Asset Co LLC	801 Cherry Street, Suite 2100, Fort Worth, TX 76102
Agua Libre Midstream LLC	801 Cherry Street, Suite 2100, Fort Worth, TX 76102
Basic Energy Services GP, LLC	801 Cherry Street, Suite 2100, Fort Worth, TX 76102
Basic Energy Services LP, LLC	801 Cherry Street, Suite 2100, Fort Worth, TX 76102
Basic Energy Services, L.P.	801 Cherry Street, Suite 2100, Fort Worth, TX 76102
Basic ESA, Inc.	801 Cherry Street, Suite 2100, Fort Worth, TX 76102
C&J Well Services, Inc.	801 Cherry Street, Suite 2100, Fort Worth, TX 76102
Indigo Injection #3, LLC	801 Cherry Street, Suite 2100, Fort Worth, TX 76102
KVS Transportation, Inc.	801 Cherry Street, Suite 2100, Fort Worth, TX 76102
SCH Disposal, L.L.C.	801 Cherry Street, Suite 2100, Fort Worth, TX 76102
Taylor Industries, LLC	801 Cherry Street, Suite 2100, Fort Worth, TX 76102

Exhibit 10.1
Schedule 10(c)
Deposit Accounts

Omitted